Exhibit 5.1

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, Wisconsin 53202

Phone (414) 273-3500 Fax (414) 273-5198

December 19, 2003

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

Ladies and Gentlemen:

        We have acted as counsel for Manpower Inc., a Wisconsin corporation (the “Company”), in connection with the exchange offer and subsequent merger (the “Transaction”) contemplated by the Agreement and Plan of Merger dated as of December 10, 2003 by and among the Company, Hoosier Acquisition Corp., a Pennsylvania corporation and a wholly owned subsidiary of the Company, and Right Management Consultants, Inc., a Pennsylvania corporation. This opinion is furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of common stock of the Company, $0.01 par value (“Common Stock”), issuable in connection with the Transaction.

        As counsel to the Company, we are familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of the Company. We have also examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to enable us to render this opinion.

        Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company, when issued in connection with the Transaction, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes.

        Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee. Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

        We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/S/    GODFREY & KAHN S.C.

GODFREY & KAHN, S.C.